                                                                    Exhibit 23.1

                            [COOPERS & LYBRAND LOGO]




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Interstate Hotels Company Employee Stock Purchase Plan (File No. 333-19307) of our report dated March 18, 1998, except for Note 5, as to which the date is March 30, 1998, on our audits of the financial statements of the Employee Stock Purchase Plan as of December 31, 1996 and 1997 and for the period from July 1, 1996 to December 31, 1996 and for the year ended December 31, 1997, which report is included in this Annual Report on Form 11-K.

                                                    /s/ COOPERS & LYBRAND L.L.P.


600 Grant Street
Pittsburgh, Pennsylvania
March 31, 1998